Exhibit 10.2

MASTER CONSULTING AGREEMENT

This Master Consulting Agreement, including the attached Exhibits (“Agreement”) is made and entered into as of August 1, 2018 (the “Effective Date”) by and between Avinger, Inc. (“Avinger”), having offices at 400 Chesapeake Drive, Redwood City, California 94063 and Matthew B. Ferguson (“Consultant”), having offices or residing in Menlo Park, CA. Avinger desires to retain Consultant as an independent contractor to perform consulting services (the “Services”) for Avinger and Consultant is willing to perform such Services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.             Services; Payment; No Violation of Rights or Obligations. Consultant agrees to undertake and complete the Services, as set forth in one or more statements of work executed by the parties (each, a “SOW”), an example of which is set forth as Exhibit A. As the only consideration due to Consultant regarding the subject matter of this Agreement, Avinger will pay Consultant in accordance with each SOW; Consultant and Avinger agree that such payment represents fair market value for the Services to be provided by Consultant. In the event of a conflict between this Agreement and a SOW, this Agreement shall control. Consultant will be solely responsible for the payment of all taxes including, but not limited to, social security, unemployment and income taxes, that may be due from payments received by Consultant by Avinger hereunder. Unless otherwise specifically agreed upon by Avinger in writing (and notwithstanding any other provision of this Agreement), all activity relating to Services will be performed by and only by Consultant or by employees of Consultant and only those such employees who have been approved in writing in advance by Avinger. Consultant agrees that it will not (and will not permit others to) violate any agreement with or rights of any third party or, except as expressly authorized by Avinger in writing hereafter, use or disclose at any time Consultant’s own or any third party’s confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Avinger.

2.             Confidentiality.

a.             “Confidential Information” means any Avinger proprietary information technical data, trade secrets or know-how, including, but not limited to, research and product plans, products, services, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed to Consultant by Avinger either directly or indirectly in writing, orally or otherwise.

b.             Consultant will not, during or subsequent to the term of this Agreement, use Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Avinger, or disclose Confidential Information to any third party. Consultant shall disclose Confidential Information only to those Consultant employees, consultants and agents who need to know such Confidential Information for the performance of the Services (and shall ensure that all such persons or entities are bound in writing to protect Avinger’s Confidential Information on terms no less restrictive than those set forth in this Agreement). Consultant agrees that Confidential Information shall remain the sole property of Avinger. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Notwithstanding the above, Consultant’s obligation under this Section 2(b) relating to Confidential Information shall not apply to information which (i) is known to Consultant at the time of disclosure to Consultant by Avinger as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party authorized to make such disclosure. Consultant agrees that any violation or threatened violation of the confidentiality obligations set forth in this Agreement may cause irreparable injury to Avinger, entitling Avinger to seek injunctive relief in addition to all legal remedies.

c.             Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose to Avinger any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant in confidence and that Consultant will not bring onto the premises of Avinger any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant will indemnify Avinger and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation by Avinger of such third party’s rights resulting in whole or in part from Avinger’s use of the work product of Consultant under this Agreement.

d.             Consultant recognizes that Avinger has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Avinger’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes Avinger and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Avinger consistent with Avinger’s agreement with such third party.

e.             Upon the termination of this Agreement, or upon Avinger’s earlier request, Consultant will deliver to Avinger all of Avinger’s property relating to, and all tangible embodiments of, Confidential Information in Consultant’s possession or control.

f.             Pursuant to federal law, an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret (or Confidential Information under this Agreement): (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.             Ownership; Rights; Proprietary Information; Publicity.

a.             Avinger shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all work product, deliverables, inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Consultant during the term of this Agreement that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Avinger. Consultant agrees to assign, and hereby assigns, all Inventions to Avinger; further, Consultant shall ensure that any consultant, agent, subcontractor or other third party that performs Services hereunder that result in any Inventions shall assign all such Inventions to Avinger. Consultant shall assist Avinger, at Avinger’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints Avinger as its agent and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant and all other creators or owners of the applicable Invention.

b.             Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) developed, learned or obtained by or for or on behalf of Consultant during the period that Consultant is to be providing the Services that relate to Avinger or the business or demonstrably anticipated business of Avinger or in connection with the Services or that are received by or for Avinger in confidence, constitute “Proprietary Information.” Consultant shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination or as otherwise requested by Avinger, Consultant will promptly provide to Avinger all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Avinger’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c.             As additional protection for Proprietary Information, Consultant agrees that during the period over which it is to be providing the Services and for one year thereafter, Consultant will not directly or indirectly encourage or solicit any employee or consultant of Avinger to leave Avinger for any reason. Consultant also agrees that during the period over which it is to be providing the Services, Consultant will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Avinger, and Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Avinger. Without limiting the foregoing, Consultant may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of Consultant’s obligation under this Agreement or otherwise.

d.             To the extent allowed by law, any license granted to Avinger hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, and without any further compensation, Avinger may and is hereby authorized to (and to allow others to) use Consultant’s name in connection with promotion of its business, products or services. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Avinger. If any other person is in any way involved in any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Avinger’s exclusive benefit.

e.             If any part of the Services, Inventions, work product or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involved in the Services) and not assigned hereunder, Consultant shall grant to Avinger, and hereby grants to Avinger and its successors and agents, a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sub-licensable right and license to exploit and exercise all such technology and intellectual property rights in support of Avinger’s exercise or exploitation of the Services, Inventions, other work (including work product) or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

4.             Representations, Warranties and Other Obligations/HCP and HCO Reporting/Non-Referral.

a.             Consultant represents, warrants and covenants that: (i) Consultant has the authority to enter into this Agreement and perform the Services; (ii) this Agreement does not conflict with any other duty and/or obligation owed by Consultant, including, without limitation, any duty or obligation to Consultant’s employer; (iii) Consultant is free to disclose any and all information Consultant will furnish to Avinger in connection with this Agreement; (iv) Consultant shall perform the Services using best efforts in accordance with the highest standards of ethical business conduct; and (v) Consultant shall perform the Services in accordance with all applicable Federal, state, local and foreign laws and regulations and all applicable export or import laws of the United States or any foreign jurisdiction, including, without limitation, the (x) U.S. laws known as the Foreign Corrupt Practices Act, as amended (15 U.S.C. §§ 78dd-1, et seq.,), and its counterparts and similar laws in other countries as applicable under this Agreement, the (y) Federal “Anti- Kickback” statute (42 U.S.C. § 1320a-7b(b)), and (z) insider trading laws. If Consultant’s work requires a license, Consultant has obtained that license and the license is and shall remain in full force and effect.

b.             Consultant represents, warrants and covenants that he or she is not on any Exclusion Lists, as defined herein; he or she is not an Ineligible Person, as defined herein; and within the five (5) years preceding the Effective Date of this Agreement, he or she has not been convicted of any offense required to be listed under United States FDA regulations. “Exclusion Lists” shall mean the then-current: (i) HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov); (ii) General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov); and (iii) FDA Debarment List (available through the Internet at http://www.fda.gov/ora/compliance_ref/debar/). “Ineligible Person” shall mean a person who: (x) is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal Health Care Program (as defined in 42 U.S.C. § 1320a (7b(f)) or in Federal procurement or non-procurement programs, including, without limitation, Section 306 (a) or 306 (b) of the Federal Food, Drug and Cosmetic Act (codified at 21 U.S.C. 335(a) and 335(b)), the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 301 et. seq.) as amended from time to time, or 21 C.F.R. § 312.70, as amended from time to time; (y) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible; or (z) is listed on an Exclusion List. Consultant shall promptly notify Avinger, in writing, if Consultant becomes listed on any of the sites identified in this Section 4(b) during the term and for three (3) years after its termination.

c.             Consultant represents, warrants and covenants that with respect to any committee or other group of which Consultant is a member and which evaluates or provides guidance or input about devices for adoption or purchase or inclusion on approved lists and/or develops clinical practice guidelines (“Committee”), Consultant shall, promptly after executing this Agreement: (i) disclose the existence of this Agreement to the Committee; and (ii) inform such Committee of the nature of the Services to be provided by Consultant hereunder and of the fact that Consultant is paid by Avinger for such Services. Such Consultant disclosure to the Committee may be made on a confidential basis to the Committee. Furthermore, Consultant shall follow the procedures set forth by the Committee to avoid both the appearance of impropriety and any actual impropriety that may result from Consultant’s performance of the Services (and/or payment therefor), which may include the Consultant recusing him/herself from decisions relating to the subject matter of this Agreement.

d.             Avinger is required to abide by aggregate spend disclosure and reporting laws and regulations concerning healthcare professionals and healthcare organizations. Such disclosures and reports may include, but are not limited to, with respect to Consultant, names, titles, credentials, affiliated facility, amounts paid, dates paid, and the reason for payments (“HCP/HCO Information”). Consultant agrees that Avinger may disclose and report the HCP/HCO Information that Avinger deems, in Avinger’s sole discretion, should be disclosed and reported. If Consultant is independently obligated to disclose any information concerning Agreement activities and compensation, Consultant shall make timely and accurate disclosures as well. Consultant and Avinger acknowledge and agree that their entrance into this Agreement is not conditioned upon any referral or recommendation by Consultant of Avinger’s products or services, and, accordingly, they further acknowledge and agree that the compensation for the Services is not determined based on the volume or value of any referral or recommendation.

5.             Term and Termination. This Agreement will commence on the Effective Date and will continue until termination as provided below. If either party breaches a material provision of this Agreement, the other party may terminate this Agreement (or any SOW) upon ten (10) days’ notice, unless the breach is cured within the notice period. Either party also may terminate this Agreement (or any SOW) at any time, with or without cause, upon fifteen (15) days’ notice, but, if (and only if) such termination is without cause, Avinger shall upon such termination pay Consultant all unpaid, undisputed amounts due for the Services completed prior to notice of such termination. Sections 2 through 8 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Avinger may communicate such surviving obligations contained in this Agreement to any other (or potential) client or employer of Consultant.

6.             Relationship of the Parties; Independent Contractor; No Employee Benefits. Notwithstanding any provision hereof, Consultant is an independent contractor and is not an employee, agent, partner or joint venturer of Avinger and shall not bind nor attempt to bind Avinger to any contract. Consultant shall accept any directions issued by Avinger pertaining to the goals to be attained and the results to be achieved by Consultant, but Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement. Consultant shall not be eligible to participate in any of Avinger’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Avinger shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant. Consultant shall comply at Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. Consultant will ensure that its employees, contractors and others involved in the Services, if any, are bound in writing to the foregoing, and to all of Consultant’s obligations under any provision of this Agreement, for Avinger’s benefit and Consultant will be responsible for any noncompliance by them. Consultant agrees to indemnify Avinger from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction by or for or on behalf of Consultant.

7.             Assignment. This Agreement and the Services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of Avinger. Any attempt to do so shall be void. Avinger may fully assign and transfer this Agreement in whole or part.

8.             Notice. All notices under this Agreement shall be in writing and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.

9.             Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to Avinger for which damages would not be an adequate remedy, and therefore, Avinger will be entitled to seek injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. The parties hereto acknowledge that this Agreement and any Exhibits hereto (and all SOWs entered into in connection with this Agreement) set forth the entire agreement and understanding of the parties as to the subject matter hereof, and supersedes and prevails over any prior or contemporaneous understandings or agreements, whether written or oral, in respect of such subject matter, including, without limitation, any additional or conflicting terms in any invoice or quote or bid submitted by Consultant to Avinger, which are expressly rejected by Avinger and shall be of no effect. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof, and the federal and state courts serving Santa Clara County, California shall have exclusive jurisdiction with respect to any claims or disputes arising between the parties with regard to any matters related to this Agreement. Neither of the parties hereto shall assign or transfer its interest in this Agreement or any portion thereof without the prior written consent of the other; provided that, Avinger may freely assign this Agreement in connection with a merger or a sale of all or substantially all of its assets. This Agreement shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. Each person signing this Agreement hereby certifies that he or she is duly authorized to execute this Agreement on behalf of the respective party. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original instrument, and all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties, by their undersigned duly authorized representatives, have entered into this Master Consulting Agreement as of the Effective Date.

Avinger, Inc.		Matthew B. Ferguson

By:	/s/ Jeffrey M. Soinski	By:	/s/ Matthew B. Ferguson

Name:	Jeffrey M. Soinski

Title:	President and Chief Executive Officer

EXHIBIT A

[MODEL ONLY — NOT TO BE COMPLETED AS ACTUAL STATEMENT OF WORK]

FORM OF STATEMENT OF WORK

This Statement of Work (this “SOW”) is entered into by and between Avinger Inc. (the “Avinger” or “Avinger”) and Consultant X (the “Consultant”). The Services set forth in this SOW (as defined below) shall be performed pursuant to the terms and conditions of that certain Master Consulting Agreement, having an effective date of January X, 20XX, by and between Avinger and Consultant (the “Agreement”). Capitalized terms not otherwise defined herein shall have their respective meanings in the Agreement. In the event of a conflict between the terms of this SOW and the Agreement, the terms of the Agreement shall control.

SERVICES

Consultant shall perform the following services (“the “Services”): SERVICES

TERM

This SOW is effective as of January X, 20XX (the “Effective Date”) and will expire on January X, 20XX (the “Term”).

FEES/EXPENSES

Hourly fee of $X (exclusive of travel time; billed in quarter-hour increments; payable monthly in arrears). Fees shall not exceed $X during the term, unless otherwise agreed by Avinger.

Expense reimbursement is subject at all times to Avinger’s Travel Policy and in any event is limited to (1) required, reasonable long distance telephone expenses and (2) coach class (or equivalent) travel (transportation, lodging and meals). Expenses must be authorized in writing by Avinger in advance, and will be reimbursed 30 days after receipt of itemized invoice and all receipts. Avinger may decline to reimburse expenses that are not accompanied by adequate receipts.

INVOICING AND TRACKING REQUIREMENTS

Invoices detailing hours logged, work completed, and expense reimbursement shall be sent no later than thirty (30) days after the end of each calendar month in which Services are rendered to: accountspayable@avinger.com. Except as otherwise agreed by Avinger, Avinger shall pay undisputed invoices within thirty (30) days of receipt.

IN WITNESS WHEREOF, the Parties, by their undersigned duly authorized representatives, have entered into this SOW as of the Effective Date set forth herein.

Avinger, Inc.	Consultant X

By: EXAMPLE ONLY – DO NOT FILL	By: EXAMPLE ONLY – DO NOT FILL

Name: EXAMPLE ONLY – DO NOT FILL	Name: EXAMPLE ONLY – DO NOT FILL

Title: EXAMPLE ONLY – DO NOT FILL	Title: EXAMPLE ONLY – DO NOT FILL

STATEMENT OF WORK #1

This Statement of Work #1 (this “SOW”) is entered into by and between Avinger, Inc. (the “Company” or “Avinger”) and Matthew B. Ferguson (the “Consultant”). The Services (as defined below) set forth in this SOW shall be performed pursuant to the terms and conditions of that certain Master Consulting Agreement, having an effective date of August 1, 2018 by and between Avinger and Consultant (the “Agreement”). Capitalized terms not otherwise defined herein shall have their respective meanings in the Agreement. In the event of a conflict between the terms of this SOW and the Agreement, the terms of the Agreement shall control.

SERVICES

Consultant shall perform the following services (the “Services”):

Services relating to Avinger’s financial operations and strategy and other services upon mutual agreement. Consultant shall perform no more than twenty (20) hours of Services in each week during the Term (to the extent requested by the Company).

TERM

This SOW is effective as of August 1, 2018 (the “Effective Date”) and will expire on December 31, 2018 (the “Term”).

FEES/EXPENSES

In consideration of Consultant’s performance of the Services, Avinger will pay the Consultant as follows:

•      For the period August 1 through August 31, 2018 - $12,500;

•      For the period September 1 through September 30, 2018 - $12,500;

•      For the period October 1 through October 31, 2018 - $12,500;

•      For the period November 1 through November 30, 2018 - $12,500;

•      For the period December 1 through December 31, 2018 - $12,500;

The above compensation shall be payable for any amount of Services performed by Consultant in a given month between zero through eighty (80) hours of Services, to the extent requested by the Company. Fees shall not exceed $62,500 during the Term, unless otherwise agreed in writing by Avinger.

Expense reimbursement is subject at all times to the Avinger Travel Policy and in any event is limited to (1) required, reasonable long distance telephone expenses and (2) coach class (or equivalent) travel (transportation, lodging and meals). Expenses must be authorized in writing by Company in advance, and will be reimbursed 30 days after receipt of itemized invoice and all receipts. The Company may decline to reimburse expenses that are not approved in advance or accompanied by adequate receipts.

INVOICING/TRACKING REQUIREMENTS

Not later than thirty (30) days after the end of each calendar month in which Services are performed or expenses are incurred, Consultant shall send an invoice (to: accountspayable@avinger.com) detailing hours logged (if applicable), Services performed, fees due and expense reimbursement. Except as otherwise agreed by Avinger, Avinger will pay undisputed invoices within thirty (30) days of receipt.

IN WITNESS WHEREOF, the Parties, by their undersigned duly authorized representatives, have entered into this SOW as of the Effective Date.

Avinger, Inc.		Matthew B. Ferguson

By:	/s/ Jeffrey M. Soinski	By:	/s/ Matthew B. Ferguson
Name:	Jeffrey M. Soinski
Title:	President and Chief Executive Officer